Exhibit 10.1

18706 North Creek Parkway
Suite 104
Bothell, Washington 98011

April 27, 2021

Rachel Lenington

Via Email

Re: Offer Letter

Dear Rachel:

I am pleased to offer you a position with Athira Pharma, Inc. (the “Company”) in accordance with the terms of this offer letter (the “Agreement”).

1.Title; Position.  You will serve as the Company’s Chief Technology Officer and Head of Product Development Strategy.  You will report to the Company’s Chief Executive Officer and will perform the duties and responsibilities customary for such position and such other related duties as are reasonably assigned by the Company’s Chief Executive Officer.  While you render services to the Company, you will not engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration or otherwise without the prior written approval of the Company Board of Directors (the “Board”).  You may engage in charitable and community activities as well as own, as a passive investment, less than two percent (2%) of the capital stock of any corporation listed on the national securities exchange or publicly traded in the over-the-counter market, as long as such activities do not interfere with the performance of your duties under this Agreement.  By signing this Agreement, you confirm that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.Location.  You will perform your duties from the Company’s corporate offices located in Seattle, Washington (with the exception of the period during which any shelter-in-place order, quarantine order, or similar work-from-home requirement affecting your ability to work at the Company’s corporate offices remains in effect), subject to customary travel as reasonably required by the Company and necessary to perform your job duties.

3.Base Salary.  Your annual base salary will be $410,000, which will be payable, less any applicable withholdings, in accordance with the Company’s normal payroll practices.  Your annual base salary will be subject to review and adjustment from time to time by our Board or its Compensation Committee (the “Committee”), as applicable, in its sole discretion.

18706 North Creek Parkway
Suite 104
Bothell, Washington 98011

4.Annual Bonus.  For the Company’s 2021 fiscal year, you will have the opportunity to earn a target annual cash bonus equal to forty percent (40%) of your annual base salary, based on achieving performance objectives established by the Board or the Committee, as applicable, in its sole discretion and payable upon achievement of those objectives as determined by the Committee.  Unless determined otherwise by the Board or Committee, as applicable, any such bonus will be subject to your continued employment through and until the date of payment, and any such bonus amounts paid will be subject to any applicable withholdings.  Your annual bonus opportunity and the applicable terms and conditions may be adjusted from time to time by our Board or the Committee, as applicable, in its sole discretion. Your 2021 fiscal year annual bonus will be prorated for the portion of the fiscal year you were employed by the Company (beginning with your employment start date).

5.Equity Awards.  In addition, if you decide to join us it will be recommended that the Committee approve the grant to you of an option to purchase 150,000 shares of the Company’s Common Stock (the “Option”). The Option shall have an exercise price per share equal to the fair market value per share on the date of grant as determined by the Committee.  The shares subject to the Option will be scheduled to vest as to one fourth (1/4th) of the shares of the Company’s common stock subject at grant to the Option on each of the one (1), two (2), three (3), and four (4) year anniversaries of the Option’s grant date, subject to your continued status as a service provider through the applicable vesting date.  The Option will be subject to the terms and conditions of the Company’s 2020 Equity Incentive Plan and a stock option agreement provided to you by the Company.  You will be eligible to receive additional awards of stock options or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time.  The Board or Committee, as applicable, will determine in its sole discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

6.Employee Benefits.  You will be eligible to participate in the benefit plans and programs established by the Company for its employees from time to time, subject to their applicable terms and conditions, including without limitation any eligibility requirements. The Company will reimburse you for reasonable travel or other expenses incurred by you in the furtherance of or in connection with the performance of your duties under this Agreement, pursuant to the terms of the Company’s expense reimbursement policy as may be in effect from time to time.  The Company reserves the right to modify, amend, suspend or terminate the benefit plans, programs, and arrangements it offers to its employees at any time.

7.Severance.  You will be eligible to enter into a Change in Control and Severance Agreement (the “Severance Agreement”) applicable to you based on your position within the Company.  The Severance Agreement will specify the severance payments and benefits you may become entitled to receive in connection with a change in control of the Company as well as certain qualifying terminations of your employment with the Company.

18706 North Creek Parkway
Suite 104
Bothell, Washington 98011

8.Confidentiality Agreement. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company.  To protect the interests of the Company, you will be required as a condition of your employment with the Company to enter into a Proprietary Information and Inventions Assignment Agreement with the Company in substantially the form attached hereto as Exhibit A (the “Confidentiality Agreement”).

9.At-Will Employment.  This Agreement does not imply any right to your continued employment for any period with the Company or any parent, subsidiary, or affiliate of the Company.  Your employment with the Company is and will continue to be at‑will, as defined under applicable law. This Agreement and any provisions under it will not interfere with or limit in any way your or the Company’s right to terminate your employment relationship with the Company at any time, with or without cause, to the extent permitted by applicable laws.

10.Additional Employment Provisions. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.  We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed.  It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case.  You agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.  As a Company employee, you will be expected to abide by the Company’s rules and standards.  You agree that in the rendering of all services to the Company and in all aspects of employment with the Company, you will comply in all material respects with all lawful directives, policies, standards and regulations from time to time established by the Company.  You will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook.

11.Protected Activity Not Prohibited.  The Company and you acknowledge and agree that nothing in this Agreement limits or prohibits you from filing and/or pursuing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. In addition, nothing in this Agreement is intended to limit employees’ rights to discuss the terms, wages, and working conditions of their employment, nor to deny employees the right to disclose information pertaining to sexual harassment or any unlawful or potentially

18706 North Creek Parkway
Suite 104
Bothell, Washington 98011

unlawful conduct, as protected by applicable law. You further understand that you are not permitted to disclose the Company’s attorney-client privileged communications or attorney work product. In addition, you acknowledge that the Company has provided you with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Exhibit B.

12.Taxes.  The Company (or its affiliate, as applicable) will have the right and authority to deduct from any payments or benefits under this Agreement all applicable federal, state, and local taxes or other required withholdings and payroll deductions (“Withholdings”).  Prior to the payment of any amounts or provision of any benefits under this Agreement, the Company (and its affiliate, as applicable) is permitted to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy any applicable Withholdings with respect to such payments and benefits.  Neither the Company nor any of its affiliates will have any responsibility, liability or obligation to pay your taxes arising from or relating to any payments or benefits under this Agreement.  This Agreement and the terms herein are intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and any formal guidance promulgated thereunder (“Section 409A”), so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed by Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be so exempt.  In no event will the Company or any of its affiliates have any responsibility, liability or obligation to reimburse or indemnify you, or hold you harmless, for any tax imposed, or other costs incurred, as a result of Section 409A.

13.Miscellaneous.  This Agreement, together with the Confidentiality Agreement, constitute the entire agreement between you and the Company regarding the material terms and conditions of your employment, and they supersede and replace all prior negotiations, representations or agreements between you and the Company.  This Agreement will be governed by the laws of the State of Washington but without regard to the conflicts of law provision.  This Agreement may be modified only by a written agreement signed by a duly authorized officer of the Company (other than yourself) and you.

To accept the Company’s offer, please sign and date in the spaces indicated below and return this Agreement to me.  If you accept our offer, your first day of employment with the Company pursuant to the terms of this Agreement will be June 14, 2021.  This offer of employment will terminate if it is not accepted, signed and returned by May 10, 2021.

18706 North Creek Parkway
Suite 104
Bothell, Washington 98011

We look forward to your favorable reply and to working with you at Athira Pharma, Inc.

Sincerely,

Athira Pharma, Inc.

By:	/s/ Leen Kawas
Leen Kawas, Ph.D.
Chief Executive Officer

Agreed to and accepted:

/s/ Rachel Lenington

Dated:  May 11, 2021

18706 North Creek Parkway
Suite 104
Bothell, Washington 98011

EXHIBIT A

Proprietary Information and Inventions Assignment Agreement

18706 North Creek Parkway
Suite 104
Bothell, Washington 98011

EXHIBIT B

Section 7 of the Defend Trade Secrets Act of 2016

“ . . . An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. . . . An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”